Exhibit 12.1

GOODRICH PETROLEUM CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

(In Thousands, Except Ratios)

	Year ended December 31,
	2013	2012	2011		2010	2009
Earnings:
Income (loss) before income taxes	$(95,186)	$(84,202)	$(31,758)		$(262,205)	$(318,297)
Plus: fixed charges	51,187	52,403	49,351		37,179	26,148

Earnings available for fixed charges	$(43,999)	$(31,799)	$17,593		$(225,026)	$(292,149)

Fixed Charges:
Interest expense	$51,187	$52,403	$49,351		$37,179	$26,148

Total fixed charges	$51,187	$52,403	$49,351		$37,179	$26,148

Ratio of Earnings to Fixed Charges	(a )	(b)		(c)	(d )	(e)

(a)	Earnings for the year ended December 31, 2013 were inadequate to cover fixed charges. The coverage deficiency was $95.2 million.
(b)	Earnings for the year ended December 31, 2012 were inadequate to cover fixed charges. The coverage deficiency was $84.2 million.
(c)	Earnings for the year ended December 31, 2011 were inadequate to cover fixed charges. The coverage deficiency was $31.8 million.
(d)	Earnings for the year ended December 31, 2010 were inadequate to cover fixed charges. The coverage deficiency was $262.2 million.
(e)	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $318.3 million.